Exhibit 99.1

China Housing & Land Announces Restatement of Historical Financial Statements
Related to Accounting Treatment for Interest Rate

--Effective interest rate corrected; non-cash impact does not affect net income or net cash flows--

Xi’an, China – October18, 2013 -- China Housing & Land Development, Inc. (“China Housing” or the “Company”; Nasdaq: CHLN) today announced that, during the review of the 2011 annual report and subsequent filings of China Housing & Land Development, the staff of the U.S. Securities and Exchange Commission initiated discussions and comments with the Company about the Company’s accounting treatment for the accretion cost concerning certain non-controlling interest based on an effective interest rate of 45% (the “Interest Rate”). Specifically, the SEC stated that there were certain improper estimates used by the Company to calculate the Interest Rate. As a result of the comment process, the Company revised the certain estimates, which are now deemed to reasonably support an effective interest rate of 5.85% (the “Revised Interest Rate”).

On October 18, 2013, upon the recommendation of the Audit Committee of the Board of Directors (the “Board”) of China Housing & Land Development, the Board determined that the Company should use the Revised Interest Rate rather than the Interest Rate and that the relevant calculations should be made using the Revised Interest Rate.

The use of the Interest Rate in preparing the Company’s financial statements resulted in certain material changes in (i) the Company’s audited consolidated financial statements for the years ended December 31, 2012, 2011 and 2010, (ii) the Company’s unaudited interim condensed consolidated financial statements for the three months ended March 31, 2013 and 2012 and (iii) the Company’s unaudited interim condensed consolidated financial statements for the three months and six months ended June 30, 2013 and 2012. As such, the Board has determined that the financials (the “Prior Financials”) provided in the Company’s Form 10-K for the year ended December 31, 2012, the Company’s Form 10-Q for the quarter ended March 31, 2013 and the Company’s Form 10-Q for the quarter ended June 30, 2013 (collectively, the “Filings”) should not be relied upon.

The Company will file amendments to the Filings to restate the Prior Financials using the Revised Interest Rate.

The Company is working on the impact of restating the Prior Financials and would like to address the following information related to the restatement:

1.	It is expected that the one-time charge to retained earnings and mandatory redeemable non-controlling interest in subsidiaries in 2010 will be increased by approximately $33 million. The charge to retained earnings is a capital transaction and it is expected that the charge will only impact other comprehensive income but not net income.

2.	It is expected that 2010 earnings per share will be reduced significantly (and reflect a loss per share) and that there will be an increase to earnings per share in the 2011 and 2012 fiscal years, and the first and second fiscal quarters of 2013.

3.	It is expected that the accretion interest capitalized in project costs will be reduced, which is expected to result in an overall reduction in cost of sales in future periods and should improve overall future net income and earnings per share.

4.	As of December 31, 2012, the liability payable to Prax Capital, which is, in part, the subject of the restatement, had already been fully paid off.

5.	The restatement is not expected to have an impact on net cash flow.

Mr. Cangsang Huang, China Housing’s CFO, commented, “While we are disappointed to restate select historic financial results, we’d like to point out that this restatement is a non-cash adjustment that will not negatively impact our future net income or net cash flows nor does it impact our future operation and expansion plans. We will continue to discuss these matters with our auditors and plan to file amendments to our financial results for the aforementioned periods as soon as practicable.”

“The state of the real estate environment in the region in which we operate remains favorable and overall real estate demand remains healthy. We remain highly encouraged by the opportunities associated with China’s Housing’s development projects and look forward to disclosing our upcoming 2013 Q3 results to investors in mid-November.”

Further information regarding the Company’s restatement can be found in its Form 8-K filed with the SEC today.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts
Mr. Cangsang Huang

Chief Financial Officer

Tel: +86 29.8258.2648 in Xi'an

Email: chuang@chldinc.com

Ms. Jing Lu

Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an

jinglu@chldinc.com / English and Chinese

Mr. Shuai Luo, CFA

Head of Investor Relations

+86 29.8258.2632 in Xi’an

Laurentluo@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511

William.Zima@icrinc.com

China Housing Investor Relations Department

+1 646.308.1285

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